Exhibit 4.13

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2021, by and among Genetic Technologies Limited, a company formed under the laws of the Commonwealth of Australia ( “Buyer”), General Genetics Corporation, a Delaware corporation (“Seller Party Representative” and, together with Buyer, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, Buyer and Seller Party Representative have entered into that certain Sale of Business Agreement, dated as of July 18, 2021 (the “Purchase Agreement”) with General Genetics Europe Limited, General Genetics Limited UK, The Genetic Test Laboratories Australia Pty Limited (collectively with Seller Party Representative, “Vendor”) and Kevin Camilleri, pursuant to which Buyer will purchase from Vendor, and Vendor will to sell to Buyer, substantially all of Vendor’s assets.

WHEREAS, unless context otherwise requires, capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Purchase Agreement; provided, however, the Escrow Agent will not be responsible to determine or make any inquiry into any term, capitalized or otherwise, not defined herein;

WHEREAS, pursuant to the Purchase Agreement, Buyer is required to deliver to the Escrow Agent at the Completion the Escrow Amount (as defined below), in order to provide a source of funding for the purposes set forth in the Purchase Agreement and the Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.	Escrow Funds.

(a)	At the Completion and simultaneous with the execution and delivery of this Agreement, Buyer is depositing or causing to be deposited with the Escrow Agent by wire transfer of immediately available funds, Five Hundred Thousand Dollars ($500,000) (referred to herein as the “Escrow Amount”) into a separate escrow account (referred to herein as the “Escrow Account”). The Escrow Agent hereby acknowledges receipt of the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (the “Escrow Earnings”) earned with respect thereto (the “Escrow Funds”), subject to the terms and conditions of this Agreement and the Purchase Agreement.

(b)	For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement and the Purchase Agreement.

3.	Investment of Escrow Funds.

(a)	Unless otherwise instructed in accordance with a joint written instruction signed by an Authorized Signer of each of Buyer and Seller Party Representative, the Escrow Agent shall hold the Escrow Funds in a separate “non-interest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits and applicable laws. The Escrow Funds shall at all times remain available for distribution in accordance with the terms and conditions of this Agreement and the Purchase Agreement.

(b)	The Escrow Agent shall send an account statement to each of the Parties at the addresses set forth in Section 11 hereof on a monthly basis reflecting activity in the Escrow Account for the preceding month and also reflecting any change in interest rate when applicable.

(c)	The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions, of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.	Disposition and Termination of the Escrow Funds.

(a)	If Buyer elects to assert a claim for adjustment of the purchase price or for indemnification under the Purchase Agreement, it must give written notice of such claim (an “Indemnity Escrow Claim”) to the Escrow Agent and Seller Party Representative prior to the date that is 12 months after the Closing Date. An Indemnity Escrow Claim shall (i) describe in good faith the matter in reasonable detail and (ii) indicate the amount (estimated in good faith, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Buyer Indemnitee or the amount of the adjustment (including the Completion Deferred Revenue Cost) (the “Claim Amount”). Such Indemnity Escrow Claim is to be executed by an Authorized Signer of Buyer set forth in Exhibit A-2 hereto.

(b)	If Seller Party Representative wishes to object to the Indemnity Escrow Claim (including the Claim Amount), Seller Party Representative shall deliver to Buyer and Escrow Agent a notice within 20 Business Days of Escrow Agent’s receipt of the Indemnity Escrow Claim stating that Seller Party Representative objects to such Indemnity Escrow Claim, including a reasonably detailed description of the nature and basis for Seller Party Representative’s objection (a “Dispute Notice”). Such Dispute Notice is to be executed by an Authorized Signer of Seller Party Representative.

(c)	If no Dispute Notice is delivered with respect to an Indemnity Escrow Claim within such 20 Business Day period, then Seller Party Representative (on behalf of Vendor) shall be deemed to have accepted such Indemnity Escrow Claim, and Buyer and Seller Party Representative shall deliver a Joint Release Instruction to the Escrow Agent with respect to such Indemnity Escrow Claim setting forth the terms of release from the Escrow Account and instructing the Escrow Agent to release the Claim Amount from the Escrow Account.

(d)	If a Dispute Notice is delivered within such 20 Business Day period, then the Escrow Agent shall not deliver any portion of the Claim Amount to Buyer until the Escrow Agent receives a Joint Release Instruction or a Final Determination. Following receipt by Buyer of a Dispute Notice, Buyer and Seller Party Representative shall comply with the dispute resolution provisions set forth in Sections 14 and 18.9 of the Purchase Agreement. If Buyer and Seller Party Representative are able to reach agreement, Buyer and Seller Party Representative shall deliver a Joint Release Instruction to the Escrow Agent setting forth such agreement and, as applicable, instructing the Escrow Agent to release funds from the Escrow Funds. The Escrow Agent shall be entitled to conclusively presume that the delivery of any Indemnity Escrow Claim or Dispute Notice and the information set forth therein complies with the terms of the Purchase Agreement and that Seller Party Representative or Buyer, as applicable, contemporaneously received each Indemnity Escrow Claim and Dispute Notice received by the Escrow Agent.

(e)	If at any time either of the Parties receives a Final Determination, then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party (which Final Determination shall also be contemporaneously delivered by such Party to the other Party), the Escrow Agent shall on the fifth Business Day following receipt by the Escrow Agent of the Final Determination (unless prior thereto the other Party objects to such, in a written notice delivered to both Escrow Agent and the non-objecting Party pursuant to the terms of Section 11 below, alleging that such release is not in accordance with a final non-appealable order of a court of competent jurisdiction) disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) of the Escrow Funds in accordance with such Final Determination. Subject to the terms of this Section 4(e), the Escrow Agent will act on such Final Determination without further inquiry.

(f)	Within two Business Days after the date that is 12 months after the Completion Date (the “Distribution Date”), Buyer and Seller Party Representative will deliver a Joint Release Instruction to the Escrow Agent instructing the Escrow Agent to release all of the remaining balance of the Escrow Funds to Seller Party Representative, minus the Claim Amounts of any Indemnity Escrow Account Claims which are Pending on the Distribution Date. Once all Indemnity Escrow Account Claims are no longer Pending, any amount previously withheld on the Distribution Date that has not been disbursed to Buyer in accordance with this Section 4 shall be disbursed to Seller Party Representative, in accordance to payment instructions executed by an Authorized Signer of Seller Party Representative. An Indemnity Escrow Account Claim will be considered “Pending” if either (i) the time period for delivery of Dispute Notice pursuant to Section 4(a) above has not yet expired, or (ii) Seller Party Representative has delivered a timely Dispute Notice and the Escrow Agent has not yet received a Joint Release Instruction or Final Determination with respect to such disputed Indemnity Escrow Claim.

(g)	All payments of any part of the Escrow Funds to Buyer or Seller Party Representative, or their designees, as the case may be, shall be made by wire transfer of immediately available funds as set forth in the Joint Release Instruction or Final Determination, as applicable.

(h)	Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in the Escrow Account under the terms of this Agreement must be in writing, executed by an authorized signer of the applicable Party or Parties as set forth on Exhibit A-1 with respect to Seller Party Representative, and/or Exhibit A-2 with respect to Buyer (an “Authorized Signer”), annexed hereto and delivered to the Escrow Agent either (A) by confirmed facsimile sent to the fax number of the Escrow Agent set forth in Section 11 below or (B) attached to an e-mail sent to the e-mail address of the Escrow Agent set forth in Section 11 below. For the avoidance of doubt, any instruction or correspondence to be delivered to the Escrow Agent under this Agreement shall require the written consent of an Authorized Signer of Seller Party Representative or any successor Seller Party Representative as appointed by a majority-in-interest of Vendor. In the event that a successor Seller Party Representative is appointed, such successor Seller Party Representative shall provide such necessary due diligence documentation as requested by the Escrow Agent. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether by facsimile or by e-mail, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be an Authorized Individual. To ensure accuracy of the instructions it receives, the Escrow Agent may record such callbacks. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The Escrow Agent and the Parties shall cooperate in good faith to resolve any such issues as soon as reasonably practicable. The persons and telephone numbers for callbacks may be changed only in writing, executed by an Authorized Signer of the applicable Party actually received and acknowledged by the Escrow Agent.

(i)	Certain Definitions and Interpretation.

(i)	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(ii)	“Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate executed by an Authorized Signer of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions executed by an Authorized Signer of the prevailing Party to effectuate such order.

(iii)	“Joint Release Instruction” means the joint written instruction executed by an Authorized Signer of each of the Parties, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Funds.

(iv)	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

(v)	For the removal of any doubt, Buyer is entitled to give multiple Indemnity Escrow Claims in accordance with paragraph 4(a) and the provisions of this Section 4 shall apply to each such Indemnity Escrow Claim.

5.	Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent has no knowledge of, nor any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including, without limitation, the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed by an Authorized Signer for each Party or the Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either Buyer or Seller Party Representative alone where joint written instruction is required as provided herein. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until (i) it shall be given a Joint Release Instruction which eliminates such conflict or (ii) it shall be directed in a Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or non-action based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith with respect to the Escrow Funds except to the extent that the Escrow Agent’s fraud, willful misconduct or gross negligence was the cause of any direct loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, PUNITIVE, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

6.	Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving 30 calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by Buyer and Seller Party Representative acting jointly at any time by providing to the Escrow Agent a joint written instruction signed by an Authorized Signer of each of Buyer and Seller Party Representative. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such 30 day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of 30 calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7.	Fees and Expenses. All customary and reasonable fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and one-half of such fees and expenses shall be paid by Buyer and one-half of such fees and expenses shall be paid by Seller Party Representative. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.	Indemnity. Each of the Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of the Escrow Agent or any such Indemnitee, or (b) the Escrow Agent following any instructions or other directions from Seller Party Representative or Buyer, except to the extent that the Escrow Agent following any such instruction or direction is expressly forbidden by the terms hereof. It is understood and agreed that the Escrow Agent does not have a contractual right of set-off or a contractual security interest under this Agreement; provided, however, that nothing herein shall be construed as a waiver of any statutory or common law rights to which the Escrow Agent may otherwise be entitled with respect thereto. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. Notwithstanding anything to the contrary herein, Buyer and Seller Party Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Buyer and one-half by Seller Party Representative. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9.	Tax Matters.

(a)	Seller Party Representative (on behalf of Vendor) shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned. The Escrow Agent shall report any interest or income earned on the Escrow Funds to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may reasonably request.

(b)	The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c)	The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.	Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with Buyer and Seller Party Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.	Notices. All notices, requests, demands, claims and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signed of the Party/Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to Buyer, then to:

Genetic Technologies Limited

60-66 Hanover Street

Fitzroy, Victoria 3065 , Australia

Attention: Michael Tonroe

E-mail: mike.tonroe@gtglabs.com

Statement Recipient: Yes

with a copy (which shall not constitute notice or service of process) to:

BioMeltzer Pty Limited

13 Wilgah Street

St Kilda East VIC 3183, Australia

Attention: Amos Meltzer

E-mail: amos@biomeltzer.com

Statement Recipient: No

or, if to Seller Party Representative, then to:

General Genetics Corporation

c/o BelHealth Investment Partners

401 E. Las Olas Boulevard, Suite 1400

Fort Lauderdale, FL 33301

Attention: Harold Blue

Email: hblue@belhealth.com

Statement Recipient: Yes

with a copy (which shall not constitute notice or service of process) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019-6022

Attention: Steven I. Suzzan

E-mail: steven.suzzan@nortonrosefulbright.com

Statement Recipient: No

or, if to the Escrow Agent, then to:

Citibank, N.A.

c/o Citi Private Bank

Preferred Custody Services

388 Greenwich Street, 29th FL

New York, NY 10013

Attention: Rola Tseng-Pappalardo

E-mail: rola.tsengpappalardo@citi.com

Telephone No.: (212)783-7030

Facsimile No.: (212) 783-7131

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (v) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.	Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by Buyer and Seller Party Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.	Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Sections 6 and 16, without the prior consent of the other parties hereto. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to any choice or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction. Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of any state or federal court located in the State of New York. The parties hereto hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party hereto whose signature it reproduces, and will be binding upon such party hereto. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 and Section 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.	Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, governmental orders or the delivery thereof shall be stayed or enjoined by an order of a court, government order or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall promptly notify Buyer and Seller Party Representative in writing (which shall include a copy of the writ, order or decree), upon receipt of such writ, order or decree, to the extent legally permissible.

15.	Further Assurances. Following the date hereof, each party hereto shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other parties shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.	Assignment. No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

17.	Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communications services; acts of civil or military authority or governmental action, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18. Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

20. Publication; Disclosure. By executing this Agreement, the Parties and the Escrow Agent acknowledge that this Agreement (including all related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Agreement and related information to individuals or entities not a party to this Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Agreement and information contained therein. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure on its part. The parties hereto agree and acknowledge that the Escrow Agent’s or a Party’s disclosure of information as may be required by law or by regulatory auditor shall not be considered an unauthorized release or disclosure.

****************

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

BUYER:

Genetic Technologies Limited

By:	/s/ Simon Morriss
Name:	Simon Morriss
Its:	Chief Executive Officer

SELLER PARTY REPRESENTATIVE

General Genetics Corporation

By:	/s/ Inder Tallur
Name:	Inder Tallur
Its:	President

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Schedule 1

ESCROW AGENT FEE PROPOSAL

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow accounts, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amounts being deposited in a non-interest bearing deposit account with a duration of at least a year, FDIC insured to the applicable limits.

Fee: WAIVED

Tax Preparation Fee

To cover preparation and mailing of Form 1099-INT, (or any other applicable tax reporting) for the applicable escrow party and in respect of the Escrow Funds for each calendar year:

Fee: WAIVED

Transaction Fees

To cover all required disbursements from an escrow account, including disbursements made via check and/or wire transfers, payments to all parties as designated by client, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonab l e out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account. Error! Unknown document property name.

EXHIBIT A-1

Certificate as to Seller Party Representative’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Seller Party Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Seller Party Representative. The below listed persons (must list at least two individuals) have also been designated Authorized Individuals and may be notified by Citibank N.A. prior to the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Inder Tallur
Name
Signature
Authorized Person
Title

(347) 308-7018
Telephone #

Joseph P. Wynne
Name
Signature
Authorized Person
Title

347-308-7015
Telephone #

EXHIBIT A-2

Certificate as to Buyer’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Buyer. The below listed persons (must list at least two individuals) have also been designated Authorized Individuals and may be notified by Citibank N.A. prior to the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Simon Morriss
Name

Chief Executive Officer
Title	Signature

+61 408 579 593
Telephone #

Michael Tonroe
Name

Chief Financial Officer
Title	Signature

+61 415 750 996
Telephone #